June 8, 1987


Mr. Robert E. Larson
Chairman of the Board and President
Princor Bond Fund, Inc.
711 High Street
Des Moines, Iowa 50309


Dear Mr. Larson

     Principal Mutual Life Insurance  Company intends to purchase 800,000 shares of Common  Stock of  Princor  Bond  Fund,  Inc.,  par value  $.01 per share (the

"Shares")  at $10.00 per share.  In  connection  with such  purchase,  Principal

Mutual Life Insurance Company represents and warrants that it will purchase such

Shares  as an  investment  and  not  with  a view  to  resale,  distribution  or redemption.

                                        Principal Mutual Life Insurance Company



                                        By __William P. Kovacs_________________
                                           William P. Kovacs